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                                                              Exhibit 10(i)(5)




                                  AMENDMENT


The Rights Agreement dated as of April 4, 1996 between Lucent Technologies Inc. and The Bank of New York, Successor Rights Agent, was amended as of February 18, 1998 by deleting the period at the end of Subsection 25(a)and adding the following:


         ; provided that, prior to the Distribution Date, any notice in regard to a declaration or payment of any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) shall be adequately given if given within a reasonable time after the issuance date for such stock dividend or effective date of such subdivision, combination or consolidation.